SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): April 1, 1997
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                        BANGOR HYDRO-ELECTRIC COMPANY
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           (Exact name of registrant as specified in its charter)




          MAINE                    0-505              01-0024370
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(State of Incorporation)  (Commission File No.)    (IRS Employee ID No.)





     33 STATE STREET, BANGOR, MAINE                  04401
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(Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code:  (207-945-5621)
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ITEM 5  OTHER EVENTS
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EMERGENCY RATE REQUEST.  On April 1, 1997, the Company filed with the Maine
Public Utilities Commission (the "MPUC") a Petition for Temporary Rates to increase its rates by an amount that would increase its annual revenues by $10 million effective June 1, 1997. Under Maine law, a utility must ordinarily notify the MPUC 60 days in advance of the filing of a request for a general increase in rates and the MPUC then has 9 months to investigate that request. The Company provided such a notice to the MPUC on March 3, 1996. However, under certain circumstances, where the MPUC "finds it necessary to prevent injury to a public utility's business or to the interests of the people, or if the [MPUC] finds there is an emergency," the MPUC may allow a utility to implement a requested increase in rates on a temporary basis pending the conclusion of its investigation of the utility's request for a general increase in rates.

     In making its Petition for a Temporary Increase in Rates, the Company cited principally the continuing impact on the Company's financial condition and cash flow of the ongoing outage at the Maine Yankee nuclear power plant, as to which the Company has a 7% entitlement and purchase power obligation. The Company also cited potential noncompliance with financial covenants contained in its bank credit agreement (including the fixed charge coverage ratio, discussed below, as to which a temporary waiver of noncompliance is in effect) and the need to maintain adequate borrowing capacity for working capital purposes, including mandatory debt repayments. The Company cannot predict the outcome of its Petition but believes that it meets the statutory standards for emergency rate relief.

BANK CREDIT AGREEMENT COVENANT COMPLIANCE. The Company's credit agreements with its lending banks and the Finance Authority of Maine contain a number of covenants keyed to the Company's financial condition and performance. One such covenant, contained in its Credit Agreement dated June 30, 1995 with a group of seven banks, requires the Company maintain a consolidated fixed charge ratio of 1.5 to 1.0 (defined as the ratio of the sum of the Company's net income, income tax expense and interest expense to the Company's interest expense, subject to a few minor adjustments) on a rolling four quarter basis. The Company projected that it would be out of compliance with this covenant when its first quarter 1997 financial results were final. The Company has obtained a temporary waiver of the noncompliance effective through May 15, 1997. The Company also projects that later in 1997 or during 1998 it may not maintain compliance with other financial covenants contained in its lending agreements. Compliance with these financial covenants is a condition to the Company's continuing to have access to adequate borrowing capacity for working capital purposes, including mandatory debt repayments. As indicated above, the costs of the ongoing outage at Maine Yankee, including replacement power costs, is a principal factor affecting the Company's financial condition and cash flow. Because the Company cannot predict how long Maine Yankee will be out of service, and in order to address the actual and potential covenant noncompliances, the Company intends to discuss revisions to the covenant terms with its banks and, as described above, has filed for rate relief on an accelerated basis. Although the Company believes that these discussions will be successful, the Company cannot predict the actual outcome of the bank negotiations, including any conditions the lending banks may require.



                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BANGOR HYDRO-ELECTRIC COMPANY




Date: April 2, 1997           by      /S/ Frederick S. Samp
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                                     Frederick S. Samp
                                     Vice President - Finance & Law
                                     Chief Financial Officer